UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 16, 2004

SCM Microsystems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-22689	77-0444317
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

466 Kato Terrace, Fremont, CA		94539
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code	510-360-2300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On September 16, 2004, the Board of Directors of SCM Microsystems, Inc. (the "Company") approved and the Company entered into a compensation arrangement with certain employees, including Robert Schneider, the Company’s Chief Executive Officer and Director, Steven L. Moore, the Company’s Chief Financial Officer, and Colas Overkott, the Company’s Executive Vice President, Sales and Marketing, under which such persons have voluntarily agreed to temporarily reduce their annual base salary in exchange for a grant of options to purchase shares of the common stock of the Company (the "Common Stock").

Under the compensation arrangement, for each $100 of annual base salary reduction, participants will receive an option grant to purchase 50 shares of the Common Stock. The salary reductions will be in effect for one year, at the end of which time participating employees’ annual base salaries will return to their pre-reduction levels, subject to continued employment with the Company.

All options granted under the compensation arrangement will be granted under and will be subject to the terms and conditions of the Company’s 1997 Option Plan for U.S. employees or the Company’s 2000 Option Plan for non-U.S. employees, as the case may be (the "1997 and 2000 Options Plans"), and the Company’s standard form of stock option agreement; provided that such options will vest in total and be fully exercisable one year from the date of grant. If a participant’s employment with the Company terminates before the date of option vesting, all of the unvested options will lapse and be cancelled. Pursuant to the terms of the 1997 and 2000 Option Plans, options granted under the compensation arrangement will have an exercise price equal to the fair market value of the Company’s stock on the date of grant, September 16, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCM Microsystems, Inc. (Registrant)

September 21, 2004	By:	Steven L. Moore

Name: Steven L. Moore
Title: Chief Financial Officer and Secretary